CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated March 30, 2011, relating to Juma Technology Corp. included in its Annual Report (Form 10-K) for the years ended December 31, 2010 and 2009, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such annual report.

Seligson & Giannattasio, LLP
White Plains, New York
March 30, 2011